Exhibit 99.1

Tenon® Medical Reports Third Quarter 2026 Financial Results

~ Third Quarter 2026 Revenue of $1.4 Million, a 22% Increase Compared to Prior Year ~

~ Third Quarter Gross Profit of $1.0 Million, a 23% Increase Compared to Prior Year; Gross Margin of 66.3% ~

~ Raised Approximately $15.6 Million in Gross Proceeds, Repaid Convertible Notes in Full and Ended the Quarter with $8.3 Million in Cash and Cash Equivalents ~

~ Commenced Full Commercial Launch of 3D-Printed Lateral Screw for the SImmetry®+ SI Joint Fusion System ~

~ Added Eight New U.S. Patents in 2026, Bringing Portfolio to 38 Issued U.S. Patents ~

Los Gatos, CA – November 12, 2026 – Tenon Medical, Inc. (NASDAQ: TNON) (“Tenon Medical” or the “Company”), a company redefining care for patients with sacro-pelvic disorders, today reported financial results for the third quarter ended September 30, 2026.

Financial Results and Business Updates

●	Third Quarter 2026 Results:

○	Third quarter revenue of $1.4 million, an increase of 22% compared to $1.2 million in the third quarter of 2025.

○	Third quarter gross profit of $1.0 million, an increase of 23% compared to $0.8 million in the third quarter of 2025.

○	Gross margin of 66.3%, a 0.4 percentage point increase from 65.9% in the third quarter of 2025.

○	Cash and cash equivalents of $8.3 million as of September 30, 2026, compared to $3.8 million as of December 31, 2025.

○	Operating loss of $3.1 million in the third quarter, an improvement of $0.3 million compared to $3.4 million in the third quarter of 2025.

○	Net loss of $6.6 million, or $5.39 per share, in the third quarter of 2026, compared to a net loss of $3.3 million, or $14.17 per share, in the third quarter of 2025.

●	Commercially launched the 3D-printed lateral screw for the SImmetry®+ SI Joint Fusion System, the first component of a next-generation lateral system, following an alpha launch that generated approximately $1.2 million in revenue from late in the fourth quarter of 2025 through the third quarter of 2026.

●	Raised approximately $15.6 million in aggregate gross proceeds and regained compliance with Nasdaq’s minimum stockholders’ equity requirement. The Company also regained compliance with Nasdaq’s minimum bid price requirement following its 1-for-35 reverse stock split, effective August 10, 2026.

●	Repaid in full approximately $5.12 million of remaining principal balance of senior convertible notes ahead of their September 11, 2026 maturity.

Subsequent Updates

●	The Company hired Thomas Batton Jr. as Chief Revenue Officer, effective October 1, 2026, to lead the commercial organization. Mr. Batton has over 15 years of medical device sales and commercial leadership experience across spine, neuromodulation and pain management, including extensive experience within SI joint fixation. The Company plans to continue to add to its commercial organization through hiring direct sales representatives and onboarding distributor partners.

●	On October 15, 2026, the Company announced that the U.S. Patent and Trademark Office had issued eight new patents to the Company so far in 2026, bringing its portfolio to 38 issued U.S. patents and nine international patents, with 31 U.S. and foreign patent applications pending. The patents include both system and method claims covering the Catamaran® SI Joint Fusion System and are expected to strengthen the Company’s intellectual property position in the sacro-pelvic fusion market.

●	On October 28, 2026, the Company announced the completion of the initial alpha cases of its new Quickstep™ Decorticator for the next-generation SImmetry®+ SI Joint Fusion System. Quickstep is designed to streamline joint decortication and simplify the SImmetry+ surgical workflow, and the Company is targeting full market release in the first quarter of 2027.

“Third quarter revenue of $1.4 million grew 22% compared to the prior year and 12% sequentially from the second quarter, and we delivered that growth while reducing operating expenses compared to both the third quarter of 2025 and the second quarter of this year,” said Steven M. Foster, President and CEO of Tenon Medical, Inc. “Just as importantly, we significantly strengthened our balance sheet during the quarter. We raised approximately $15.6 million in aggregate gross proceeds, repaid our convertible notes in full, regained compliance with Nasdaq’s stockholders’ equity and minimum bid price requirements, and ended the quarter with $8.3 million in cash.”

“With our convertible notes now behind us, our attention is fully on growth. The full commercial launch of our 3D-printed SImmetry®+ lateral screw, the first component of our next-generation lateral system, and the completion of initial alpha cases with our Quickstep™ Decorticator, which we are targeting for full market release in the first quarter of 2027, expand the tools we can offer our physician partners. Our eight new U.S. patents this year further strengthen the protection around our Catamaran® platform. For the balance of 2026, our priorities remain consistent: expanding physician training and adoption across both platforms, advancing our product pipeline, and maintaining discipline on spend.”

Third Quarter 2026 Financial Results

Revenue was $1.4 million in the third quarter of 2026, an increase of 22% compared to $1.2 million in the same period of 2025. Revenue for the nine months ended September 30, 2026 was $4.1 million, an increase of 66% compared to $2.5 million in the nine months ended September 30, 2025. The increase in revenue for the three months ended September 30, 2026 as compared to 2025 was primarily due to an increase in the number of surgical procedures, including continued adoption of the SImmetry®+ System.

Gross profit was $1.0 million, or 66.3% of revenue, in the third quarter of 2026, compared to $0.8 million, or 65.9% of revenue, in the third quarter of 2025. For the nine months ended September 30, 2026, gross profit was $2.7 million, or 66.2% of revenue, compared to $1.3 million, or 54.4% of revenue, for the nine months ended September 30, 2025. The 0.4 percentage point gross margin increase in the three months ended September 30, 2026 was primarily driven by increased revenue, further absorbing fixed costs within costs of goods sold, as well as improved Catamaran® per-procedure costs, driven by the 510(k) clearance the Company announced receiving on July 2, 2026, which reclassifies certain instruments to reusable status.

Operating expenses totaled $4.0 million in the third quarter of 2026, compared to $4.2 million in the third quarter of 2025. For the nine months ended September 30, 2026, operating expenses totaled $12.4 million, compared to $11.3 million in the prior year period. The decrease in the three months ended September 30, 2026 was primarily due to lower general and administrative expenses, primarily reflecting lower professional service fees, partially offset by higher sales and marketing expenses associated with higher revenue and higher research and development expenses as the Company continues to work towards future product additions.

Net loss was $6.6 million, or $5.39 per share, in the third quarter of 2026, compared to a net loss of $3.3 million, or $14.17 per share, in the third quarter of 2025. For the nine months ended September 30, 2026, net loss was $14.2 million, or $22.48 per share, compared to a net loss of $9.7 million, or $51.72 per share, in the same year ago period. The increase in net loss in the third quarter of 2026 was primarily attributable to non-cash items below the operating line, including $3.1 million of expense related to warrants issued as inducement consideration and $0.7 million of non-cash interest expense from the amortization of debt discount on the Company’s convertible notes, which were repaid in full during the quarter. Loss from operations improved to $3.1 million from $3.4 million in the prior year period.

As of September 30, 2026, cash and cash equivalents totaled $8.3 million, compared to $3.8 million at December 31, 2025. During the third quarter of 2026, the Company raised approximately $10.1 million in aggregate gross proceeds through a $4.2 million public offering completed on July 1, 2026, a $3.0 million private placement closed on August 31, 2026, and a warrant inducement transaction in September 2026 for gross proceeds of approximately $2.9 million. The Company also received approximately $2.8 million in gross proceeds from the sale of common stock under its at-the-market offering program and approximately $2.7 million from the exercise of warrants during the quarter, bringing total gross proceeds for the third quarter to approximately $15.6 million. Through prepayments made in August and September 2026, the Company repaid in full its senior convertible notes, which had an aggregate principal amount of approximately $5.16 million, ahead of their September 11, 2026 maturity date, as announced on September 9, 2026. The Company had no outstanding debt as of quarter-end, positioning it to continue executing on its strategic initiatives, including the continued development and launch of the acquired SiVantage assets and expanding the commercial team.

Third Quarter 2026 Earnings Conference Call

Management will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) today, November 12, 2026, to discuss Tenon’s third quarter 2026 financial results, provide a corporate update, and conclude with Q&A with the Company’s covering analysts. To participate, please use the following information:

Date:	Thursday, November 12, 2026
Time:	4:30 p.m. Eastern time
Dial-in:	1-877-407-0792
International Dial-in:	1-201-689-8263
Webcast:	TNON Conference Call

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

An audio playback of the call will be available through November 26, 2026, on Tenon’s Investor Relations website at http://ir.tenonmed.com/ or via telephone replay by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13763354.

About Tenon Medical, Inc.

Tenon Medical, Inc. is a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. Tenon was incorporated in the State of Delaware in 2012 and currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran® SI Joint Fusion System (“The Catamaran System”) that offers a novel, less invasive approach to the SI Joint using a single, robust titanium implant. In August 2025, the Company acquired substantially all the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System, which treats disorders of the SI Joint through a minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles. Since the national launch of The Catamaran System in October 2022, Tenon has been focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

For more information, please visit www.tenonmed.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®and SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, SImmetry+ and QuickstepTM are also trademarks of Tenon Medical, Inc.

Safe Harbor

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking statements often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements include, but are not limited to, statements regarding the Company’s commercial and product development plans, including the anticipated full market release of the Quickstep™ Decorticator, the expansion of its commercial organization, its intellectual property position and its strategic priorities. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors, including the Company’s need to raise additional capital and the substantial doubt about its ability to continue as a going concern. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated from time to time in our Quarterly Reports on Form 10-Q and in our other public filings on file with the SEC at www.sec.gov, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

IR Contact:

Shannon Devine

203-741-8811

MZ North America

tenon@mzgroup.us

Tenon Medical, Inc.

Condensed Balance Sheets (Unaudited)

(In thousands, except share data)

	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$8,271	$3,756
Accounts receivable, net	1,701	1,698
Inventory	882	1,054
Prepaid expenses and other current assets	367	260
Total current assets	11,221	6,768
Property and equipment, net	717	918
Deposits	51	51
Operating lease right-of-use asset	1,362	131
Intangible assets, net	441	485
Goodwill	2,407	2,407
TOTAL ASSETS	$16,199	$10,760

Liabilities and Stockholders’ EQUITY
Current liabilities:
Accounts payable	$657	$845
Accrued expenses	2,151	1,637
Current portion of accrued commissions	780	590
Current portion of operating lease liability	222	141
Current portion of contingent consideration	23	—
Total current liabilities	3,833	3,213
Accrued commissions, net of current portion	1,086	1,514
Operating lease liability, net of current portion	1,071	—
Contingent consideration, net of current portion	991	993
Total liabilities	6,981	5,720
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value; 4,500,000 shares authorized at September 30, 2026 and December 31, 2025; 204,159 shares issued and outstanding at September 30, 2026 and December 31, 2025	2,622	2,622
Series B convertible preferred stock, $0.001 par value; 491,222 shares authorized at September 30, 2026 and December 31, 2025; 86,454 shares issued and outstanding at September 30, 2026 and December 31, 2025	452	452
Common stock, $0.001 par value; 130,000,000 shares authorized at September 30, 2026 and December 31, 2025; 2,682,721 and 310,036 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	3	—
Additional paid-in capital	101,608	83,268
Accumulated deficit	(95,467)	(81,302)
Total stockholders’ equity	9,218	5,040
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,199	$10,760

Tenon Medical, Inc.

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$1,432	$1,173	$4,090	$2,463
Cost of sales	482	400	1,381	1,122
Gross Profit	950	773	2,709	1,341

Operating Expenses
Research and development	804	428	2,234	1,622
Sales and marketing	1,714	1,538	5,441	4,304
General and administrative	1,517	2,199	4,753	5,341
Total Operating Expenses	4,035	4,165	12,428	11,267

Loss from Operations	(3,085)	(3,392)	(9,719)	(9,926)

Other Income (Expense)
Gain on investments	43	53	92	202
Interest expense	(719)	—	(1,747)	—
Other income (expense), net	(2,878)	—	(2,791)	—
Total Other (Expense) Income, net	(3,554)	53	(4,446)	202
Net Loss and Comprehensive Loss	$(6,639)	$(3,339)	$(14,165)	$(9,724)
Net Loss Per Share of Common Stock
Basic and diluted	$(5.39)	$(14.17)	$(22.48)	$(51.72)

Weighted-Average Shares of Common Stock Outstanding
Basic and diluted	1,231	236	630	188